Rowe Price-Fleming International, Inc. Statement of Policy on Securities Transactions, dated March, 2000.

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                       ROWE PRICE-FLEMING INTERNATIONAL, INC.
                                STATEMENT OF POLICY
                                         ON
                              SECURITIES TRANSACTIONS

    BACKGROUND INFORMATION.

    LEGAL REQUIREMENT. In accordance with the requirements of the securities laws of the United States (i.e., the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisers Act of 1940 and the Insider Trading and Securities Fraud Enforcement Act of 1988) and the various United Kingdom laws and regulations, Rowe Price-Fleming International, Inc. ("RPFI") and the mutual funds which it manages ("RPFI FUNDS") have adopted this Statement of Policy on Securities Transactions ("STATEMENT"). Both T. Rowe Price Associates, Inc. ("PRICE ASSOCIATES OR TRPA") and T. Rowe Fleming Asset Management ("TRFAM") have also adopted Statements of Policy on Securities Transactions. Funds sponsored and managed by Price Associates or RPFI may be referred to collectively in this Statement as the "PRICE FUNDS."

    RPFI'S FIDUCIARY POSITION. As an investment adviser, RPFI is in a fiduciary position which requires it to act with an eye only to the benefit of its clients, avoiding those situations which might place, or appear to place, the interests of RPFI or its officers, directors or employees in conflict with the interests of clients.

    PURPOSE OF STATEMENT. The Statement was developed to help guide RPFI and its officers, non-affiliated directors and employees and the independent directors of the RPFI Funds and Personnel of Related Entities, including all Access Persons as defined below, in the conduct of their personal investments and to:

            o
            eliminate the possibility of a transaction occurring that the United States Securities and Exchange Commission or other regulatory bodies would view as illegal, such as FRONT RUNNING (see definition below);

            o
            avoid situations where it might appear that RPFI or the RPFI Funds or any of their officers, directors or employees had personally benefited at the expense of a client or fund shareholder or taken inappropriate advantage of their fiduciary positions; and
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        o
            prevent, as well as detect, the misuse of material, non-public information.

    All those covered by this Statement are urged to consider the reasons for the adoption of this Statement. RPFI's and the RPFI Funds' reputations could be adversely affected as the result of even a single transaction considered questionable in light of the fiduciary duties of RPFI and the independent directors of the RPFI Funds.

    FRONT RUNNING. Front Running is illegal. It is generally defined as the purchase or sale of a security by an officer, director or employee of an investment adviser or mutual fund in anticipation of and prior to the adviser effecting similar transactions for its clients in order to take advantage of or avoid changes in market prices effected by the clients' transactions.

    ETHICS COMMITTEE. RPFI has established an Ethics Committee which is responsible for the administration of this Statement. Its members are Martin Wade and David Warren (London) and Henry Hopkins and M. David Testa (Baltimore).

    LONDON COMPLIANCE TEAM. The Ethics Committee has designated the London Compliance Team to carry out the compliance functions described in this Statement. The members of the London Compliance Team include Carol Eve, Rachel Dickens, and Val Bailey.

    PERSONS SUBJECT TO STATEMENT. The provisions of this Statement apply to the following persons and entities. In the case of an individual, the Statement also applies to the individual's spouse, minor children, and certain other relatives, as further described on page 4-5 of this Statement.

    RPFI. RPFI for its own account, including sponsored retirement plans of the firm, if any.

    RPFI OFFICERS, DIRECTORS AND EMPLOYEES. Each Officer, Director, and Employee of RPFI. The term "Director" means any RPFI Director affiliated with Price Associates or who is not an employee of Robert Fleming Holdings Limited ("RF" or "ROBERT FLEMING"). The responsibilities of the Robert-Fleming related Directors (???) of RPFI are discussed separately on page 4-3 under the heading "Non-Affiliated Directors of RPFI.".

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    Each Officer, Director, and Employee stationed in RPFI's Baltimore office will be referred to as BALTIMORE EMPLOYEES. Baltimore Employees are subject to all the provisions of the TRPA Statement, including its prior clearance and various reporting requirements. Therefore, although Baltimore Employees will be subject to this Statement's general principles, they will not be subject to the Statement's prior clearance or reporting requirements or the restrictions on the use of non-affiliated brokers. The TRPA Statement is considered a part of this Statement.

    CERTAIN TEMPORARY WORKERS. These workers include:

        o
            Any temporary or consultant when his or her assignment at RPFI exceeds or will exceed four weeks or when his or her cumulative assignments exceed eight weeks over a twelve-month period; and

        o
            Any contingent worker immediately at the time of engagement if his or her assignment is more than casual in nature or if he or she will be exposed to the kinds of information and situations that would create conflicts on matters covered in the Code.

    PERSONNEL OF RELATED ENTITIES. Any officer, director or employee of one of the entities ("RELATED ENTITIES") listed below who, in connection with his or her regular functions or duties, makes, participates in, obtains, or has access to information regarding the purchase or sale of a security by a Price Fund or other advisory client, or whose functions or duties relate to the making of any such recommendations with respect to the purchase or sale of securities by any one or more of RPFI's clients.

        o            Robert Fleming Holdings Limited,
        o            Jardine Fleming Group, or
        o            Any other company in a control relationship to RPFI.

    The London Compliance Team will keep a record of all such Related Entity Personnel. This list, which shall be revised to reflect any changes on a quarterly basis, shall be sent to the Compliance Section of the Legal Department in Baltimore ("BALTIMORE LEGAL/COMPLIANCE").

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    TRFAM PERSONNEL. As stated earlier, a Statement of Policy on Securities
    Transactions has been adopted by TRFAM. Under that Statement any TRFAM officer, director, or employee who has been seconded to TRFAM by RPFI and who works in any office other than Baltimore will be subject to this Statement.

    NON-AFFILIATED DIRECTORS OF RPFI. Directors of RPFI who are neither officers nor employees of RPFI or Price Associates and who, in connection with their regular functions or duties, do not make, participate in, or obtain information regarding the purchase or sale of a security by any one of RPFI's clients, or whose functions or duties do not relate to the making of any such recommendation with respect to the purchase or sale of securities by any one of RPFI's clients. They are SUBJECT to:
    ^o^the Statement's general principles;
    ^o^the Statements transaction reporting requirements;
    ^o^restrictions on dealing with clients;
    ^o^co-investing restrictions;
    ^o^investment in client investment partnership restrictions; and ^o^1/2% ownership reporting requirements

    They are EXEMPT from:

    ^^o^prior clearance requirements; and
    ^^o^the requirements and rules dealing with:

             o^new issues;
             o^investment clubs;
             o^private placements;
             o^short sales;
             o^trading activity;
             o^non-affiliated brokers;

                o^brokerage confirmations, periodic account statements and notification of broker/dealer accounts;
    ^^o^the 60-Day Rule; and
             o^disclosure of personal securities holdings.

    However, they are subject to personal securities transaction rules adopted by their respective employers (Robert Fleming Holdings or Jardine Fleming Group and their affiliates). In
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    addition, any Non-Affiliated Director who, in connection with his or her regular duties, receives information that would create conflicts on matters covered by the Code, will be treated as Personnel of Related Entities.

    INDEPENDENT DIRECTORS OF RPFI FUNDS. The Independent Directors of the RPFI Funds are prohibited from owning the stock of Price Associates. They are SUBJECT to:
    ^o^the Statement's general principles;
    ^o^the Statements transaction reporting requirements;
    ^o^restrictions on dealing with clients;
    ^o^co-investing restrictions;
    ^o^investment in client investment partnership restrictions; and ^o^1/2% ownership reporting requirements

    They are EXEMPT from:

    ^^o^prior clearance requirements; and
    ^^o^the requirements and rules dealing with:

             o^new issues;
             o^investment clubs;
             o^private placements;
             o^short sales;
             o^trading activity;
             o^non-affiliated brokers;
        o^brokerage confirmations, periodic account statements and notification of broker/dealer accounts;
             o^the 60-Day Rule; and
             o^disclosure of personal securities holdings.

    [Per DNB: Why aren't Independent and Non-Affiliated Directors subject to confirm and b/d account requirements?]

    ACCESS PERSONS. The term "ACCESS PERSON" means:

        o^RPFI;

    o^any officer (vice president or above) or director (excluding Independent Directors of RPFI Funds and Non-Affiliated Directors of RPFI) of RPFI or the Price Funds;
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    o^any employee of RPFI, a Related Entity, or the Price Funds who, in
    connection with his or her regular functions or duties, makes, participates in, obtains, or has access to information regarding the purchase or sale of securities by a Price Fund or other advisory client, or whose functions relate to the making of any recommendations with respect to the purchases or sales; or

    o^any person in a control relationship to RPFI (excluding the Non-Affiliated Directors of RPFI) or a Price Fund who obtains or has access to information concerning recommendations made to a Price Fund or other advisory client with regard to the purchase or sale of securities by the Price Fund or advisory client.

   The London Compliance Team notifies each Access Person of their status under the Code. All Officers, Directors and Employees of RPFI are deemed to be Access Persons.

    INVESTMENT PERSONNEL. An Access Person is further identified as "INVESTMENT PERSONNEL" if, in connection with his or her regular function on duties, he or she makes or participates in making recommendations regarding the purchase or sale of securities by a Price Fund or other advisory client. The term "Investment Personnel" includes, but is not limited to:

            o
                those persons who are authorized to make investment decisions or to recommend securities transactions on behalf of RPFI's clients;

            o                  research and credit analysts; and

            o                  traders for RPFI.

    All Investment Personnel are deemed Access Persons under the Code. The London Compliance Team notifies all Investment Personnel of their status under the Code.

    QUESTIONS ABOUT THE STATEMENT. Covered Persons are urged to seek the advice of Martin Wade, David Warren or Henry Hopkins or their designees when they have questions as to the application of this Statement to their individual circumstances.

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    TRANSACTIONS SUBJECT TO STATEMENT. Except as provided below, the provisions of this Statement apply to securities transactions that fall under one of the following two conditions:

    IF, you are a "BENEFICIAL OWNER" of the security under the Rule 16a-1 of the United States Securities Exchange Act of 1934 ("EXCHANGE ACT"), as defined below.

OR, if you CONTROL or direct securities trading for another person or entity, those trades are subject to this Statement even if you are not a beneficial owner of the securities. For example, if you have a power of attorney to direct transactions in another person's account or give ongoing advice to another person about his or her securities transactions, those transactions will be subject to this Statement to the same extent your personal trades would be, unless exempted as described below.

    DEFINITION OF BENEFICIAL OWNER. A "beneficial owner" is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares in the opportunity to derive any profit from a transaction in the security.

    For example, a person has beneficial ownership in:

    o^securities held by members of the person's immediate family SHARING THE SAME HOUSEHOLD;

    o^securities held by a trust, if that person is either a trust beneficiary or a trustee with investment control;

    o^the right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable;

    o^a proportionate interest in the portfolio securities held by a general or limited partnership if that person is a general partner;

    o^certain performance-related fees other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; and

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    o^the right to dividends that is separated or separable from the underlying securities. Otherwise, a right to dividends alone shall not represent beneficial ownership in the securities.

A shareholder shall not be deemed to have beneficial ownership in the portfolio securities held by a corporation or similar entity in which the person owns securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity's portfolio.

REQUESTS FOR EXEMPTIONS. If you have beneficial ownership of a security, any transaction involving that security is presumed to be subject to the relevant requirements of this Statement, UNLESS you have no control over the transaction. Such a situation MAY arise, for example, if you have delegated investment authority to an independent investment adviser, or your spouse has an independent trading program in which you have no input. Similarly, if your spouse has investment control over, but no beneficial ownership in, an unrelated account, an exemption may be appropriate.

    If you feel you should not be subject to the Statement's relevant prior approval and/or reporting requirements, you should submit a written request for clarification or exemption to the London Compliance Team. Any such request for clarification or exemption should name the account, your interest in the account, the persons or firms responsible for its management, and the basis upon which the exemption is being claimed. Exemptions are NOT self-executing; any exemption must be granted through the London Compliance Team.

    APPLICATION OF CERTAIN PROVISIONS OF THE STATEMENT. The application of the provisions of this Statement varies depending upon a person's job responsibilities, as follows:

    o^ALL PERSONS subject to this Statement are bound by its general principles, transaction reporting requirements, and sanctions provisions.

    o^ALL ACCESS PERSONS, whether they are RPFI Officers, Directors or Employees or Related Entity Personnel, are also subject to the brokerage notification and initial and annual Securities Holdings Report requirements.

    o^All Related Entity Personnel [DNB: "TRFAM Personnel"; however, this would not pick up JF & RF] who are ALSO Investment Personnel, RPFI itself, and ALL RPFI Officers, Directors, and Employees, regardless of whether they are Investment Personnel, are subject to the prior clearance requirements for transactions other than transactions in Price Associates' stock. These persons and RPFI will be referred to as "CLEARING ACCESS PERSONS".
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    o^All RPFI Officers, Directors, and Employees are also subject to other requirements, including the prior clearance of transactions in Price Associates' stock, as described below.

    PROVISIONS APPLICABLE TO ALL PERSONS SUBJECT TO THIS STATEMENT. All persons subject to this Statement are subject to the transaction reporting requirements as described below, as well as the sanctions provisions (see p. 4-_).

    TRANSACTION REPORTING REQUIREMENTS.

    TRANSACTIONS THAT MUST BE REPORTED. Other than for the transactions specified below as exempt, every Person subject to this Statement is required to report to the London Compliance Team all securities transactions, including the following:

        CLEARED TRANSACTIONS. Any transaction that is subject to the prior clearance requirements. Although only Clearing Access Persons must receive prior clearance of trades, all persons subject to the Statement MUST report any transaction that would have been required to be prior cleared by a Clearing Access Person. This includes transactions by a stock or investment club of which a person subject to this Statement is a member. [CE & RD want to delete this]

        PRO RATA DISTRIBUTIONS. Purchase effected by the exercise of rights issued pro rata to all holders of a class of securities or the sale of rights so received.

        SECURITIES OF ROBERT FLEMING HOLDINGS, LTD. Transactions involving the purchase or sale of the securities of Robert Fleming Holdings, Ltd. directly from or to the issuer, including payroll deduction plan transactions. However, these transactions need only be reported as a current holding as part of an Access Person's initial and annual Securities Holdings Report (see p. 4-_).

        REGULAR SAVINGS SCHEMES. Transactions involving the purchase of securities pursuant to a systematic investment plan, (i.e., a regular savings scheme or savings plan) if the underlying investment(s) is not exempt from prior clearance. REPORTING OF THESE TRANSACTIONS MUST BE MADE PROMPTLY AFTER THE INDIVIDUAL RECEIVES HIS OR HER REPORTS REGARDING THESE TRANSACTIONS (e.g., if the individual receives reports semi-annually only, he or she must report the transactions on that basis).
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        MANDATORY TENDERS. Purchases and sales of securities pursuant to a mandatory tender offer.

        SPOUSAL PAYROLL DEDUCTION PLANS/SPOUSAL STOCK OPTION. Transactions involving the purchase or exchange of securities by an Access Person's spouse pursuant to a payroll deduction plan or the exercise by a spouse of a stock option issued by the spouse's employer. REPORTING OF SPOUSAL PAYROLL DEDUCTION PLAN TRANSACTIONS MUST BE MADE PROMPTLY AFTER THE INDIVIDUAL RECEIVES HIS OR HER REPORTS REGARDING THESE TRANSACTIONS (e.g., if the individual receives reports semi-annually only, he or she must report the transactions on that basis); REPORTING OF A SPOUSAL STOCK OPTION EXERCISE MUST BE MADE WITHIN 10 DAYS OF THE EXERCISE.

        INHERITANCES. Acquisition of securities through inheritance.

        GIFTS. Acquisition or disposition of securities by gift.

    TRANSACTIONS EXEMPT FROM REPORTING. The following transactions are exempt from the reporting requirements:

        OPEN-ENDED COLLECTIVE INVESTMENT SCHEMES, INCLUDING UNIT TRUSTS AND U.S. MUTUAL FUNDS. Purchases or redemptions of shares of any open-ended collective investment schemes, unit trust and U.S. open-end investment companies, including the Price Funds and similar, foreign-registered investment vehicles, except that any person covered by this Statement who serves as the president, chairman of the board, or executive vice president of a Price Fund must report his or her beneficial ownership or control of shares in that Fund to Baltimore Legal/Compliance at the time of the initial purchase of shares.

        GOVERNMENT OBLIGATIONS. Purchases or sales of direct U.S. or Foreign Government obligations.

        CORPORATE ACTIONS (E.G., STOCK SPLITS AND SIMILAR TRANSACTIONS). The acquisition of additional shares of existing corporate holdings through the reinvestment of income dividends and capital gains in mutual funds and similar investment vehicles, stock splits, stock dividends, exercise of rights, exchanges or conversions.
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        DIVIDEND REINVESTMENT PLANS. The purchase of securities with dividends effected through an established DRP. If, however, a Connected Purchase or a sale must receive prior clearance (see p. 4-_), that transaction must also be reported.

    REPORT FORM. If the executing broker/dealer (including Robert Fleming or Jardine Fleming) provides a confirmation, contract note or similar statement directly to the London Compliance Team, you do not need to make a further report. All other transactions must be reported on the form designated "Rowe Price-Fleming International, Inc. Report of Securities Transactions," a supply of which is available from the London Compliance Team.

    WHEN REPORTS ARE DUE. Unless your broker/dealer provides a confirmation or statement to the London Compliance Team, you must report a securities transaction within ten (10) days after the trade date (for example, a purchase in a private placement), or within (10) days after the date on which you first gain knowledge of the transaction (for example, a bequest) if this is later. Transactions involving either a regular savings scheme or the purchase of securities by a spouse pursuant to a payroll deduction plan, however, may be reported when the report is received. Transactions in the stock of Robert Fleming Holdings, Ltd. may be reported as part of initial and annual Securities Holdings Reports.

    The London Compliance Team will send all such reports to Baltimore Compliance quarterly.
    TRANSACTION REPORTING REQUIREMENTS OF THE INDEPENDENT DIRECTORS OF THE RPFI FUNDS AND THE NON-AFFILIATED DIRECTORS OF RPFI. The Independent Directors of the RPFI Funds and the Non-Affiliated Directors of RPFI are subject to similar reporting requirements as Access Persons, except that reports need only be filed quarterly and the reports of the Independent Directors are filed in Baltimore. Specifically, each Independent Director must file a report for each quarter's transactions with Baltimore Legal/Compliance no later than ten (10) calendar days after the end of the calendar quarter in which the transactions were effected. Each Non-Affiliated Director must file a report for each quarter's transactions with the London Compliance Team on the same schedule. Reports must be filed for each quarter, regardless of whether there have been any reportable transactions. Baltimore Legal/Compliance will send the Independent Directors of the RPFI Funds a reminder letter and Reporting Form approximately ten (10) days prior to the end of each calendar quarter. [Does LCT send similar reminder to Non-Affiliated Directors?]
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    [Dottie: please confirm both groups report as indicated in revision.]

    PROVISIONS APPLICABLE TO ALL ACCESS PERSONS. All Access Persons are also subject to the permission and notification requirements for outside broker/dealer accounts and the initial and annual Securities Holdings Report requirements as described below, as well as the sanctions provisions (see p. 4-_).

    PERMISSION AND NOTIFICATION REQUIREMENTS REGARDING OTHER BROKER/DEALER ACCOUNTS (EXCLUDING ACCOUNTS WITH ROBERT FLEMING AND JARDINE FLEMING). Access Persons must effect all their personal securities transactions through the trading desks of Robert Fleming and Jardine Fleming, respectively, [unless otherwise exempted. - CE & RD want to delete] TRP Investment Services, Inc.'s Brokerage Division is considered an outside broker/dealer for these purposes.

    TRANSACTIONS EXEMPT FROM LONDON COMPLIANCE TEAM PERMISSION/NOTIFICATION REQUIREMENTS. The following transactions are exempt from these requirements without approval by the London Compliance Team if approved by RF Group Compliance or JF Compliance, as appropriate:

        o^IPOs

    o^Investments in [Investment Trusts] made through Personal Equity Plans [or IS's] [unless self-managed]

         o^Exercise of Options and Warrants

    o^Acquisitions of shares in investment trusts under any dividend reinvestment or regular savings scheme

    o^Exercise of Price Associates^ stock options, including cashless exercises, if exercised through Deutsche Bank-Alex Brown and duplicate account information is sent directly to RF Group Compliance by Deutsche Bank-Alex Brown.

    An Access Person's trades in open-ended Collective Investment Schemes, including Unit Trusts and U.S. Mutual Funds, do not require an exemption from the London Compliance Team, RF Compliance, or JF Compliance.

    Application for any other exemption from this requirement, including for an Access Person's spouse's securities transactions if the spouse is subject to conflicting requirements due to his or her employment, must be made to the London Compliance Team. If the London Compliance Team approves the application, it will forward it to RF Group Compliance or to JF Compliance, as appropriate, for its approval as well.

    PROCEDURES FOR PERMISSION AND NOTIFICATION.

    ACCESS PERSONS. [Unless the transaction is exempted above,] RPFI Officers, Directors, and Employees must contact the London Compliance Team to obtain RF Group Compliance or JF Compliance permission, as appropriate, before opening or trading in a securities account with any other broker/dealer. All other Access Persons may obtain permission directly from RF Group Compliance or JF Compliance but MUST inform the London Compliance Team within 10 days of receiving such permission.

    NEW ACCESS PERSONS. [Unless the transaction is exempted above,] new RPFI Officers, Directors and Employees must apply to RF Group Compliance or JF Compliance, as appropriate, through the London Compliance Team for permission to maintain any existing securities accounts with any other broker/dealer promptly upon joining the firm. All other new Access Persons may obtain permission directly from RF Group Compliance or JF Compliance but MUST inform the London Compliance Team within 10 days of receiving such permission.

    BROKERAGE CONFIRMATIONS AND PERIODIC ACCOUNT STATEMENTS. Robert Fleming and Jardine Fleming notify the London Compliance Team of all transactions effected through their trading desks by Access Persons. For transactions in which Access Persons are considered to have beneficial ownership and/or control (see page 4-_ for definitions of Beneficial Owner/Control) and that are effected away from the Robert Fleming and Jardine Fleming trading desks, Access Persons must request broker-dealers executing transactions to send to the attention of the London Compliance Team the following documents:

    DUPLICATE CONFIRMATIONS. A duplicate confirmation or equivalent notice with respect to each and every reportable transaction, including any transaction in Price Associates' stock, within 10 days of execution.

    PERIODIC STATEMENTS. A copy of all periodic statements for all such securities accounts.

    DISCLOSURE OF PERSONAL SECURITIES HOLDINGS BY ACCESS PERSONS. Upon commencement of employment, appointment or promotion (no later than 10 days after the starting date), each Access Person must disclose in writing all current securities holdings in which he or she is considered to have beneficial ownership and control ("SECURITIES HOLDINGS REPORT") (see page 4-_ for definitions of Beneficial Owner/Control). The form to provide the Securities Holdings Report will be provided upon commencement of employment, appointment or promotion and should be submitted to the London Compliance Team, which will provide a copy to Baltimore Legal/Compliance.

    All Investment Personnel and Directors (other than an Independent Director of RPFI Funds or a Non-Affiliated Director of RPFI, who, in connection with his or her regular functions or duties, does not make, participate in, or obtain information regarding the purchase or sale of a security by any one of RPFI's clients, or whose functions or duties do not relate to the making of any such recommendation with respect to the purchase or sale of securities by any one or more of RPFI's clients) are also required to file a Securities Holding Report on an annual basis. Effective January 2001, this requirement will be extended to ALL Access Persons, pursuant to United States law. [DNB, CE and RD wants to delete language in parenthetical after "Director of RPFI"]

    CONFIDENTIALITY OF RECORDS. RPFI makes every effort to protect the privacy of its Access Persons in connection with their Securities Holdings Reports and Reports of Securities Transactions.

    PROVISIONS APPLICABLE TO ALL CLEARING ACCESS PERSONS. All Clearing Access Persons (see definition on p. 4-_) are also subject to prior clearance requirements (other than for Price Associates' stock), a prohibition on short sales, the 60-Day Rule, and restrictions on investment in Non-Listed securities firms, as well as the sanctions provisions (see p. 4-_).

    PRIOR CLEARANCE REQUIREMENTS FOR CLEARING ACCESS PERSONS (OTHER THAN PRICE ASSOCIATES' STOCK). All Clearing Access Persons must obtain prior clearance before directly or indirectly initiating, recommending, or in any way participating in the purchase or sale of a security in which the Clearing Access Person has, or by reason of such transaction may acquire, any beneficial interest or which he or she controls, unless exempted below. PRIOR CLEARANCE MUST BE OBTAINED REGARDLESS OF HOW THE TRANSACTION IS EFFECTED. Receiving prior clearance does not relieve Clearing Access Persons from conducting their personal securities transactions in full compliance with the Code including its prohibition on trading while in possession of material, inside information, and with applicable law, including the prohibition on Front Running (see page 4-1 for definition of Front Running). Compliance with the 60-Day Rule (p. 4-_) is the responsibility of the Access Person; it is not covered by prior clearance procedures. It is also the Clearing Access Person's responsibility to ensure that all custody and settlement requirements are met.

    TRANSACTIONS EXEMPT FROM PRIOR CLEARANCE REQUIREMENTS (OTHER THAN PRICE ASSOCIATES' STOCK). All securities transactions must receive prior clearance except the following:

        OPEN-ENDED COLLECTIVE INVESTMENT SCHEMES, INCLUDING UNIT TRUSTS AND U.S. MUTUAL FUNDS. Purchases or redemptions of shares of any open-ended collective investment scheme, unit trust and U.S. open-end investment companies, including the Price Funds, and similar foreign-registered investment vehicles.

        GOVERNMENT OBLIGATIONS. Purchases or sales of direct U.S. or Foreign Government obligations.

        SECURITIES OF ROBERT FLEMING HOLDINGS, LTD. Purchases or sales of the securities of Robert Fleming Holdings, Ltd. directly from or to the issuer.

        REGULAR SAVINGS SCHEMES. Purchases effected through a systematic investment plan involving the automatic investment of a set amount on predetermined dates (i.e., a regular savings scheme or savings plan), provided that, if the underlying investment(s) in the scheme or plan is not exempt from prior clearance, the London Compliance Team has been previously notified by the Clearing Access Person that he or she will be participating in the scheme or plan, and any purchase to initiate participation in the scheme or plan, or any sale receives prior clearance.

        DIVIDEND REINVESTMENT PLANS. Purchases effected through an established Dividend Reinvestment Plan ("DRP"), provided the London Compliance Team is first notified by the Clearing Access Person that he or she will be participating in the DRP. A Clearing Access Person's purchase of share(s) of the issuer to initiate participation in the DRP or his or her purchase of shares in addition to those purchased with dividends (a "CONNECTED PURCHASE") AND any sales of shares from the DRP MUST receive prior clearance.

        CORPORATE ACTIONS (E.G., STOCK SPLITS AND SIMILAR TRANSACTIONS). The acquisition of additional shares of an existing holding through the reinvestment of income dividends and capital gains in mutual funds and similar investment vehicles, stock splits, stock dividends, exercise of rights, exchanges or conversions.

        MANDATORY TENDERS. Purchases and sales of securities pursuant to a mandatory tender offer.

        PAYROLL DEDUCTION PLANS. Purchases or exchanges by a Clearing Access Person's spouse pursuant to a payroll deduction plan, provided the London Compliance Team has been previously notified by the Clearing Access Person that the spouse will be participating in the payroll deduction plan.

        EXERCISE OF STOCK OPTION OF CORPORATE EMPLOYER BY SPOUSE. Transactions involving the exercise by a Clearing Access Person^s spouse of a stock option issued by the corporation employing the spouse.

        INHERITANCES. Acquisition of securities through inheritance.

        GIFTS. Acquisition or disposition of securities by gift.

    PROCEDURES FOR OBTAINING PRIOR CLEARANCE (OTHER THAN PRICE ASSOCIATES' STOCK) FOR CLEARING ACCESS PERSONS. Requests for prior clearance may be made by electronic mail or by submitting a written form to the London Compliance Team. The London Compliance Team is responsible for processing and maintaining the records of all such requests. All requests must include the name of the security, the number of shares or amount of bond involved, [the nature of the transaction, i.e., whether the transaction is a purchase or sale, and whether the securities are part of a new issue.] and the estimated value of the requested transaction.

    The London Compliance Team will record whether the request was approved or disapproved and the date and time of the approval or disapproval; the reason for any disapproval; if approval was granted pursuant to an exemption being granted, [the name of the person granting the exemption; and the estimated value of the requested transaction.], the nature of the transaction (i.e., whether the transaction is a purchase or sales) and whether the securities are part of a new issue.

    Responses to all requests will be confirmed by the London Compliance Team by electronic mail or on a standard written form documenting the request and its approval/disapproval.

    Requests will normally be processed on the same day they are received; HOWEVER, ADDITIONAL TIME MAY BE REQUIRED.

    EFFECTIVENESS OF PRIOR CLEARANCE. Prior clearance of a securities transaction is effective for three (3) business days FROM AND INCLUDING the date the clearance is granted. If the proposed securities transaction is not executed within this time, a new clearance must be obtained.

    REASONS FOR DISALLOWING PROPOSED TRANSACTIONS. A proposed security transaction will be disapproved by the London Compliance Team if:

        PENDING CLIENT ORDERS BY RPFI. An order has been placed by RPFI to purchase or sell the security through the London, Baltimore or Hong Kong trading desk.

        PENDING CLIENT ORDERS BY PRICE ASSOCIATES. An order has been placed by Price Associates to purchase or sell the security.

        PURCHASES AND SALES WITHIN SEVEN (7) CALENDAR DAYS. The security has been purchased or sold by any client of RPFI or Price Associates within the seven (7) calendar days immediately prior to the date of the proposed transaction. For example, if a client transaction occurs on Monday, a Clearing Access Person may not purchase or sell that security until Tuesday of the following week. If all clients have eliminated their holdings in a particular security, the seven-day restriction is not applicable to a Clearing Access Person's transactions in that security.

        SECURITIES SUBJECT TO INTERNAL TRADING RESTRICTIONS. The issuer has been placed on the RPFI Restricted List.

    PROCEDURES FOR OBTAINING PRIOR CLEARANCE FOR INITIAL PUBLIC OFFERINGS ("IPOS").

        INVESTMENT PERSONNEL. Although subject to prior clearance, Investment Personnel may purchase securities which are the subject of an IPO if the London Compliance Team determines that all of the following conditions are met:

            o
                The issue is open to the general public and allocations are made by the issuer / syndicate on a purely random basis (lottery) or on a pro-rata basis per application (collectively "PRO-RATA OFFERING");

            o
                No order for the purchase of any such securities has been entered by RPFI or Price Associates on behalf of any client;

            o
                The number of shares to be purchased is commensurate with the normal size and activity of the Investment Personnel's account; and

            o
                The Investment Personnel wishing to purchase the securities will NOT participate in the firm^s investment decision regarding any client investment in the underwritten issue.

        NON-INVESTMENT PERSONNEL. Clearing Access Persons other than Investment Personnel ("NON-INVESTMENT PERSONNEL") may purchase securities in a Pro-rata Offering if the first three of the four conditions described above are met.

        Non-Investment Personnel may also be granted approval to purchase securities which are the subject of a Non-Pro-rata Offering. In considering such a request for approval, the London Compliance Team will determine whether the proposed transaction presents a conflict of interest with any of the firm's clients or otherwise violates the Code. Approvals will carry the following conditions:

            1.
                The purchase is made through the Non-Investment Personnel's regular broker, bank, or from a syndicate member through a general solicitation or subscription form, if relevant;

            2.
                The number of shares to be purchased is commensurate with the normal size and activity of the Non-Investment Personnel's account; and

            3.
                If the transaction is a public offering in the United States, it otherwise meets the restrictions on free riding and withholding set by the National Association of Securities Dealers, Inc.

        ALL PERSONNEL. Neither Investment Personnel nor Non-Investment Personnel will be permitted to purchase in an IPO if any of RPFI's or Price Associates^ clients are prohibited from doing so. This prohibition will remain in effect until these clients have had the opportunity to purchase in the secondary market once the underwriting is completed -- commonly referred to as the aftermarket. In addition, the 60-Day Rule applies to transactions in securities purchased in an IPO.

        JAPANESE NEW ISSUES. All RPFI Officers, Directors and Employees are prohibited from purchasing a security which is the subject of an IPO in Japan.

    PROCEDURES FOR OBTAINING PRIOR CLEARANCE FOR PRIVATE PLACEMENTS. Approval for a Clearing Access Person to invest in a private placement of securities, including the purchase of limited partnership interests, must be sought from the London Compliance Team in the usual manner. The approval process will include a review by a member of the Ethics Committee or the Chief Investment Officer ("CIO") to determine whether the investment opportunity (private placement) should be reserved for the firm's clients, and whether the opportunity is being offered to the Clearing Access Person by virtue of his or her position with the firm.

        CONTINUING OBLIGATION. Any person who has received approval to invest in a private placement of securities and who, at a later date, anticipates participating in the firm's investment decision process regarding the purchase or sale of securities of the issuer of that private placement on behalf of any client, must immediately disclose his or her prior investment in the private placement to the London Compliance Team.

    REQUESTS FOR WAIVERS OF PRIOR CLEARANCE DENIALS. If a Clearing Access Person has been denied prior clearance, he or she may apply to the London Compliance Team, which will refer the matter to a member of the Ethics Committee for a waiver. All such requests must be in writing and must fully describe the basis upon which the waiver is being requested. Waivers are NOT routinely granted.

    LARGE CAPITALIZATION EXEMPTION. Although subject to prior clearance, transactions involving securities in large companies, within the parameters set by the Ethics Committee, will be approved under normal circumstances ("LARGE CAPITALIZATION SECURITIES").

        TRANSACTIONS INVOLVING LARGE CAPITALIZATION SECURITIES. This exemption applies to transactions involving no more than $20,000 (all dollar references are to U.S. dollars) or the nearest round lot (if the amount of the transaction only marginally exceeds $20,000) per security per week in securities of companies with market capitalizations of $5 billion or more.

        TRANSACTIONS INVOLVING OPTIONS ON LARGE CAPITALIZATION SECURITIES. Clearing Access Persons may not purchase uncovered put options or sell uncovered call options unless otherwise permitted under the "Options and Futures" discussion on p. 4-17. Otherwise, in the case of options on an individual security qualifying for the Large Capitalization Exemption, a Clearing Access Person may trade the GREATER of 5 contracts or sufficient option contracts to control $20,000 in the underlying security; thus a Clearing Access Person may trade 5 contracts even if this permits the Clearing Access Person to control more than $20,000 in the underlying security. Similarly, the Clearing Access Person may trade more than 5 contracts as long as the number of contracts does not permit him or her to control more than $20,000 in the underlying security. [DNB: last 2 sentences contradict each other]

    These parameters are subject to change by the Ethics Committee.

    EXCHANGE-TRADED INDEX OPTIONS. Although subject to prior clearance, a Clearing Access Person's transactions involving exchange-traded index options, within the following parameters set by the Ethics Committee, will be approved under normal circumstances. Generally, a Clearing Access Person may trade the GREATER of 5 contracts or sufficient contracts to control $20,000 in the underlying securities; thus a Clearing Access Person may trade 5 contracts even if this permits the Clearing Access Person to control more than $20,000 in the underlying securities. Similarly, the Clearing Access Person may trade more than 5 contracts as long as the number of contracts does not permit him or her to control more than $20,000 in the underlying security.

    These parameters are subject to change by the Ethics Committee.

    CLIENT LIMIT ORDERS. The London Compliance Team may approve a Clearing Access Person's proposed trade even if a limit order has been entered for a client for the same security, if:

    ^o^The Clearing Access Person's trade will be entered as a market order; and

    ^o^The client's limit order is 10% or more away from the market at the time of approval.

    INVESTMENT CLUBS. A Clearing Access Person may not form or participate in a stock or investment club unless prior written approval has been obtained from a member of the Ethics Committee. All transactions by such a stock or investment club in which an individual has beneficial ownership or control are subject to the same prior clearance and reporting requirements applicable to an individual's trades. However, if a Clearing Access Person has beneficial ownership solely by virtue of his or her spouse's participation in the club and has no investment control or input into decisions regarding the club's securities transactions, he or she may request the waiver of prior clearance requirements for the club's transactions, but not of reporting requirements, from a member of the Ethics Committee as part of the approval process. Prior clearance waiver requests by RPFI Officers, Directors and Employees for transactions in Price Associates' stock (see p. _) will not be granted.

    OPTIONS AND FUTURES. Please consult the specific section on Exchange-Traded Index Options (p. 4-_) for transactions in these options.

                     BEFORE ENGAGING IN OPTIONS AND FUTURES TRANSACTIONS,
                     ACCESS PERSONS SHOULD UNDERSTAND THE IMPACT THAT THE
                     60-DAY RULE MAY HAVE ON THEIR ABILITY TO CLOSE OUT A
                     POSITION (SEE PAGE 4-__).
                 --------------------------------------------------------


        OPTIONS AND FUTURES ON SECURITIES AND INDICES NOT HELD BY RPFI'S OR PRICE ASSOCIATES^ CLIENTS. There are no specific restrictions with respect to the purchase, sale or writing of put or call options or any other option or futures activity, such as multiple writings, spreads and straddles, on securities of issuers (and options or futures on such securities) which are not held by any of RPFI's or Price Associates^ clients.

        OPTIONS ON SECURITIES OF COMPANIES HELD BY RPFI'S OR PRICE ASSOCIATES^ CLIENTS. With respect to options on securities of issuers which are held by any of RPFI's or Price Associate^s clients, it is the Firm^s policy that a Clearing Access Person should not profit from a price decline of a security owned by a client. Therefore, a Clearing Access Person may:
        (i) purchase call options and sell covered call options and (ii) purchase covered put options and sell put options. A Clearing Access Person may NOT purchase uncovered put options or sell uncovered call options, even if the issuer of the underlying security is eligible for the Large Capitalization Exemption, unless purchased in connection with other options on the same security as part of a straddle, combination or spread strategy which is designed to result in a profit to the Clearing Access Person if the underlying security rises in or does not change in value. The purchase, sale and exercise of options are subject to the same restrictions as those set forth with respect to securities, i.e., the option should be treated as if it were the common stock itself.

        OTHER OPTIONS AND FUTURES HELD BY RPFI'S OR PRICE ASSOCIATES^ CLIENTS. Any other option or futures transaction with respect to securities held by any of RPFI's or Price Associates^ clients will be approved or disapproved on a case-by-case basis after due consideration is given as to whether the proposed transaction or series of transactions might appear to or actually create a conflict with the interests of any of RPFI's or Price Associates^ clients. Such securities include financial instruments regulated solely by the United States Commodity Futures Trading Commission ("CFTC").

    SHORT SALES. Clearing Access Persons may not sell any security short which is owned by any client of RPFI or Price Associates.

   60-DAY RULE. RPFI adheres to the Robert Fleming and Jardine Fleming policy that Clearing Access Persons are not permitted to engage in any security transaction (EVEN A SALE AT A LOSS) unless the security has been held for 60 days. This rule includes transactions in equivalent securities. An "equivalent" security means any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to the subject security, or similar securities with a value derived from the value of the subject security. Thus, for example, the rule prohibits options transactions on or short sales of a security within 60 days of its purchase.

   In addition, the rule applies regardless of the person's other holdings of the same security or whether the person has split his or her holdings into tax lots. For example, if a person buys 100 shares of XYZ stock on March 1, 1998 and another 100 shares of XYZ stock on March 1, 2000, he or she may not sell ANY shares of XYZ stock at a profit for 60 days following March 1, 2000. The 60-Day Rule "clock" restarts EACH time a trade is made in that security.

        For purposes of this Code, the 60-Day Rule does not apply to:

    ^o^any transaction exempt from prior clearance (see p. 4-_);

    ^o^the purchase and sale or sale and purchase of exchange traded index options; and

    ^o^the exercise of "in the money" Price Associates^ and/or Robert Fleming stock options and the subsequent sale of the derivative shares.

    Prior clearance procedures do NOT check compliance with the 60-Day Rule when considering a trading request. Clearing Access Persons are responsible for checking their compliance with this rule before entering a trade.

    Clearing Access Persons may apply for a waiver from the 60-Day Rule to the London Compliance Team, which will refer the matter to a member of the Ethics Committee and to RF Group Compliance or JF Compliance, as appropriate. All such requests must be in writing and must fully describe the basis upon which the waiver is being requested; such waivers are NOT routinely granted.

    INVESTMENTS IN NON-LISTED SECURITIES FIRMS. Clearing Access Persons may not purchase or sell the shares of a broker/dealer, underwriter or a U.S. or other government registered investment adviser unless that entity is traded on a recognized U.S., U.K., or foreign exchange, listed as a NASDAQ/NMS stock, or permission is given under the Private Placement Procedures (See p. 4-_). The securities of Robert Fleming Holdings, Ltd. are exempted from this restriction.

    PROVISIONS APPLICABLE TO ALL RPFI OFFICERS, DIRECTORS, AND EMPLOYEES. In addition to the provisions noted above, RPFI Officers, Directors, and Employees are also subject to the following requirements regarding transactions in Price Associates' stock, dealing with clients, client investment partnerships, margin accounts, trading activity, and 1/2 of 1% ownership reporting, as well as the sanctions provisions (see p. 4-_).

    TRANSACTIONS IN STOCK OF PRICE ASSOCIATES. Because Price Associates is a public company, ownership of its stock subjects its officers, inside and independent directors, and employees to special legal requirements under the United States securities laws. These requirements have been extended to apply to RPFI Officers, Directors and Employees. However, the Independent Directors of the RPFI Funds are prohibited from owning the stock of Price Associates. Each RPFI Officer, Director, and Employee is responsible for his or her own compliance with these requirements. Price Associates^ stock may be purchased through any broker-dealer, including T. Rowe Price Investment Services, Inc^s TRP Brokerage division, as long as all other requirements have been met. In connection with these legal requirements, RPFI has adopted the following rules and procedures:

    QUARTERLY EARNINGS REPORT. RPFI Officers, Directors and Employees must refrain from initiating transactions in Price Associates' stock in which they have a beneficial interest, generally from the sixth trading day following the end of the quarter (or such other date as management shall from time to time determine) until the third trading day following the public release of earnings. They will be notified through the Office of the Secretary of Price Associates ("SECRETARY") from time to time as to the controlling dates.

    PRIOR CLEARANCE. RPFI Officers, Directors and Employees are required to obtain clearance prior to effecting any proposed transaction (including gifts and transfers) involving shares of Price Associates' stock owned beneficially. Requests for prior clearance must be in writing on the form entitled "Notification of Proposed Transaction" (available from the Price Associates^ Corporate Records Department) and submitted to the Secretary who is responsible for processing and maintaining the records of all such
    requests.   Receiving prior clearance does not relieve RPFI Officers,
    Directors and Employees from conducting their personal securities transactions in full compliance with the applicable securities laws and regulations, including the prohibition on trading while in possession of material, inside information. Transactions in Price Associates^ stock are subject to the 60-Day Rule except for certain options exercises. See p. 4-_.

          ALL RPFI OFFICERS, DIRECTORS AND EMPLOYEES MUST OBTAIN PRIOR CLEARANCE OF ANY TRANSACTION INVOLVING PRICE ASSOCIATES^ STOCK FROM THE OFFICE OF THE SECRETARY OF PRICE ASSOCIATES. CONTACT CLARA SALVINO (410-345-6790) OR BARBARA VAN HORN (410-345-7733).

    DIVIDEND REINVESTMENT PLANS. Purchases of Price Associates^ stock effected through a dividend reinvestment plan need not receive prior clearance if the Secretary^s office has been previously notified by the RPFI Officer, Director, or Employee that he or she will be participating in that plan. Reporting of transactions effected through that plan need only be made quarterly, except that RPFI Officers, Directors, and Employees who are subject to Section 16 of the United States Securities Exchange Act of 1934 reporting must report such transactions monthly.

    EFFECTIVENESS OF PRIOR CLEARANCE. Prior clearance of transactions in Price Associates' stock is effective for five (5) business days from and including the date the clearance is granted, unless (i) advised to the contrary by the Secretary prior to the proposed transaction, or (ii) the person receiving the approval comes into possession of material, non-public information concerning the firm. If the proposed transaction in Price Associates' stock is not executed within this time period, a new clearance must be obtained.

    REPORTING OF DISPOSITION OF PROPOSED TRANSACTION. RPFI Officers, Directors, and Employees must notify the Secretary whether the proposed transaction in Price Associates' stock was effected within two business days of its execution, or within seven business days of the date of prior clearance, if not executed.

    INSIDER REPORTING AND LIABILITY. Under current rules, certain officers, directors and 10% stockholders of a publicly traded company ("INSIDERS") are subject to the requirements of Section 16. The Secretary will inform you if you are an Insider of Price Associates. If you are an Insider, you should refer to the TRPA Code for further information on reporting requirements for Insiders.

    LIABILITY FOR SHORT-SWING PROFITS. Under United States securities laws, profit realized by certain officers, as well as directors and 10% stockholders of a company (including Price Associates) as a result of a purchase and sale (or sale and purchase) of stock of the company within a period of less than six months must be returned to the firm upon request.

    DEALING WITH CLIENTS IN A PRINCIPAL TRANSACTION. RPFI Officers, Directors or Employees may not, directly or indirectly, sell to or purchase from a RPFI client any security. This prohibition does not preclude the purchase or redemption of shares of any mutual fund that is a client of RPFI.

    CLIENT INVESTMENT PARTNERSHIPS.

     CO-INVESTING. RPFI Officers, Directors or Employees are not permitted to co-invest in client investment partnerships of RPFI, Price Associates, or their affiliates, such as International Partners, Strategic Partners and Threshold.

     DIRECT INVESTMENT. The Independent Directors of the RPFI Funds are not permitted to invest as limited partners in client investment partnerships of RPFI, Price Associates, or their affiliates.

    MARGIN ACCOUNTS. While brokerage margin accounts are discouraged, RPFI Officers, Directors and Employees may open and maintain margin accounts for the purchase of securities provided such accounts are with brokerage firms with which the RPFI Officer, Director or Employee maintains a regular brokerage account.

    TRADING ACTIVITY. RPFI Officers, Directors and Employees are discouraged from engaging in a pattern of securities transactions which is either:

    ^o^So excessively frequent as to potentially impact his or her ability to carry out assigned responsibilities, or

    ^o^Involve securities positions which are disproportionate to his or her net assets.

      At the discretion of the Ethics Committee, written notification of excessive trading may be sent to the supervisor of the RPFI Officer, Director, or Employee.

    OWNERSHIP REPORTING REQUIREMENTS - ONE-HALF OF ONE PERCENT OWNERSHIP. If an RPFI Officer, Director or Employee beneficially owns more than ^ of 1% of the total outstanding shares of a public or private company, he or she must immediately report in writing such fact to the London Compliance Team, providing the name of the company and the total number of such company's shares beneficially owned. The London Compliance Team will inform Baltimore Compliance about any such ownership promptly.

    SANCTIONS. Strict compliance with the provisions of this Statement is considered a basic provision of association with RPFI and the RPFI Funds. The Ethics Committee and the London Compliance Team are primarily responsible for administering this Statement. In fulfilling this function, the Ethics Committee will institute such procedures as it deems reasonably necessary to monitor Access Persons' compliance with this Statement and to otherwise prevent and detect violations.

    VIOLATIONS BY ACCESS PERSONS AND NON-AFFILIATED DIRECTORS OF RPFI. Upon discovering a material violation of this Statement by an Access Person or Non-Affiliated Director of RPFI, the Ethics Committee will impose such sanctions as it deems appropriate or may, in its discretion, refer the matter to the Board of Directors of RPFI to determine the appropriate sanctions. Sanctions may include, inter alia, a letter of censure or suspension, a fine, a suspension of trading privileges, or termination of employment and/or officership of the violator. In addition, the violator may be required to surrender to RPFI, or to the party or parties it may designate, any profit realized from any transaction that is in violation of this Statement. All material violations of this Statement shall be reported to the Board of Directors of RPFI and to the Board of Directors of any RPFI Fund with respect to whose securities such violations may have been involved.

    VIOLATIONS BY INDEPENDENT DIRECTORS OF RPFI FUNDS. Upon discovering a material violation of this Statement by an Independent Director of a RPFI Fund, the Ethics Committee shall report such violation to the Board of Directors of RPFI and to the RPFI Fund Boards on which the director serves. The RPFI Board of Directors and the RPFI Fund Boards will impose such sanctions as they deem appropriate.

    VIOLATIONS BY BALTIMORE EMPLOYEES OF RPFI. Upon discovering a material violation of the Price Associates^ Statement of Policy on Securities Transactions by a Baltimore-based employee of RPFI, the Price Associates^ Ethics Committee shall report such violation to the Board of Directors of RPFI and to the Board of Directors of any RPFI Fund with respect to whose securities such violations may have been involved.

    March, 2000